EXHIBIT 2

         AGREEMENT TO ASSUME LIABILITIES AND TO ACQUIRE ASSETS OF BRANCH
                     BANKING OFFICE Dated September 18, 2003

                         AGREEMENT TO ASSUME LIABILITIES
                              AND TO ACQUIRE ASSETS
                            OF BRANCH BANKING OFFICE

                                     Between

                              MISSION NATIONAL BANK

                                       and

                             PAN AMERICAN BANK, FSB

                               September 18, 2003
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                                      INDEX

                                                                            Page
                                                                            ----

                                    ARTICLE I
                                   Definitions

1.01    Account Related Loans..................................................1
1.02    Accounts ..............................................................1
1.03    Assets ................................................................1
1.04    Branch Financial Statements............................................2
1.05    Branch ................................................................2
1.06    Cash ..................................................................2
1.07    Claim..................................................................2
1.08    Closing Date and Closing ..............................................2
1.09    Core Deposits..........................................................2
1.10    Deposits ..............................................................2
1.11    Deposit Premium........................................................2
1.12    Deposit Transfer ......................................................2
1.13    Governmental Body .....................................................2
1.14    Hazardous Substances ..................................................2
1.15    Independent Accountants ...............................................2
1.16    Independent Determination .............................................2
1.17    Initial Determination .................................................3
1.18    Knowledge .............................................................3
1.19    Leased Premises........................................................3
1.20    Liabilities ...........................................................3
1.21    Postponed Closing Date.................................................3
1.22    OCC....................................................................3
1.23    OTS....................................................................3
1.24    Retained Assets .......................................................3
1.25    Retained Liabilities ..................................................3

                                   ARTICLE II
               Assumption of Liabilities and Acquisition of Assets

2.1     Assumption of Deposit, Interest and
        Certain Other Liabilities .............................................4
2.2     Assumption of Obligations .............................................4
2.3     Retained Liabilities ..................................................4
2.4     Transfer of Assets ....................................................5
2.5     Retained Assets .......................................................6
2.6     Cost of Conversion.....................................................6
2.7     Conversion Procedures..................................................6
2.7.1   Tapes and File Packages................................................6
2.7.2   Statement of Accounts..................................................7
2.7.3   Account Histories......................................................7


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2.7.4   Payment Items..........................................................7
2.7.5   Customer Names and Addresses...........................................7
2.7.6   Deposit Interest Reporting and Withholding.............................7
2.7.7   Returned Items.........................................................8
2.7.8   IRA Reporting..........................................................8
2.7.9   Further Documents......................................................9
2.7.10  Cooperation on Certain Tax Matters.....................................9
2.7.11  Holds and Stop Payment Orders..........................................9
2.7.12  ACH, etc., Items.......................................................9
2.7.13  Retirement Accounts....................................................9
2.7.14  Safe Deposit Business..................................................9
2.7.15  ATM Cards.............................................................10

                                   ARTICLE III
           Deposit Transfer; Assumption Price; Independent Accounting

3.1     Determination of Deposit Transfer and
        Purchase Price .......................................................10
3.2     Independent Accounting ...............................................10

                                   ARTICLE IV
                   Representations, Warranties, and Covenants

4.1     Representations, Warranties and Covenants
        of the Seller ........................................................11
4.1.1   Powers and Authority .................................................11
4.1.2   Other Agreements .....................................................12
4.1.3   Branch Financial Statements ..........................................12
4.1.4   Deposits at the Branch ...............................................13
4.1.5   Contracts and Agreements .............................................13
4.1.6   Pending Litigation ...................................................13
4.1.7   Compliance with the Law ..............................................14
4.1.8   Zoning ...............................................................14
4.1.9   Environmental Matters ................................................14
4.1.10  Government Notices ...................................................14
4.1.11  Community Reinvestment Act ...........................................14
4.2     Representations, Warranties and
        Covenants of the Buyer ...............................................14
4.2.1   Powers and Authority .................................................15
4.2.2   Other Agreements .....................................................15
4.2.3   Pending Litigation ...................................................15
4.2.4   Governmental Notices..................................................15
4.2.5   Community Reinvestment Act............................................15


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                                    ARTICLE V
                           Obligations of Both Parties

5.1     Obligations of Both Parties ..........................................16
5.1.1   Administrative Approvals .............................................16
5.1.2   Commercially Reasonable Efforts ......................................16
5.2     Obligations of the Seller ............................................16
5.2.1   Access to Information ................................................17
5.2.2   Conduct of Business ..................................................17
5.2.3   Ordinary Course and Other Activities .................................17
5.2.4   Condition of Assets ..................................................18
5.2.5   Consents .............................................................18
5.2.6   Loan, Deposit and Branch Financial
        Statement and Exhibit B Update .......................................18
5.2.7   No Breach ............................................................18
5.3     Obligations of the Buyer .............................................18
5.3.1   No Breach ............................................................19

                                   ARTICLE VI
                         Conditions Precedent to Closing

6.1     Conditions Precedent to Performance by Both
        Parties...............................................................19
6.1.1   Approval of the OTS ..................................................19
6.1.2   Approval of the OCC ..................................................19
6.1.3   Other Regulatory Approvals ...........................................19
6.1.4   No Claim .............................................................19
6.1.5   Assumption of Lease...................................................19
6.2     Conditions Precedent to the Buyer's
        Performance ..........................................................20
6.2.1   Accuracy of Warranties and Performance
        of Obligations .......................................................20
6.2.2   Copies of Documents ..................................................20
6.2.3   Assignments, Etc.,....................................................20
6.3     Conditions Precedent to the Seller's
        Performance ..........................................................20
6.3.1   Accuracy of Warranties and Performance
        of Obligations .......................................................20
6.3.2   Copies of Documents ..................................................20
6.3.3   Assumption of Liabilities ............................................21


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                                   ARTICLE VII
                                     Closing

7.1     Closing ..............................................................21
7.2     Seller's Obligations at the Closing ..................................21
7.2.1   Transfer of Assets ...................................................21
7.2.2   Certificates and Further Documents ...................................22
7.2.3   Premises, Books and Records ..........................................22
7.2.4   Payment of Deposit Transfer ..........................................22
7.3     Buyer's Obligations at the Closing ...................................22
7.3.1   Assumption of Liabilities ............................................22
7.3.2   Payment of Deposit Premium............................................22
7.3.3   Further Documents ....................................................22

                                  ARTICLE VIII
                   Obligation of the Parties After the Closing

8.1     Seller's Obligations .................................................22
8.1.1   Confidentiality ......................................................23
8.1.2   Notification of Account Debtors and
        Creditors ............................................................23
8.1.3   Right to Hire Employees of the Branch;
        Non-solicitation of Employees by Seller...............................23
8.1.4   Non-solicitation of Branch Customers by Seller........................23
8.2     Buyer's Obligations ..................................................24
8.3     Obligations of Both Parties After the
        Closing ..............................................................24
8.3.1   Transit Items ........................................................24
8.3.2   Further Documents ....................................................24
8.3.3   Prorations; Sales and Use Taxes;
        Insurance ............................................................24

                                   ARTICLE IX
                                    Remedies

9.1     Termination ..........................................................25
9.2     Litigation Costs .....................................................26
9.3     Liquidated Damages....................................................27

                                    ARTICLE X
                            Miscellaneous Provisions

10.1    Notices ..............................................................27
10.2    Entire Agreement .....................................................28
10.3    Third-Party Rights ...................................................28


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10.4    Successors and Assigns ...............................................28
10.5    Brokers ..............................................................29
10.6    Survival of Warranties and Obligations ...............................29
10.7    Severability .........................................................29
10.8    Expenses .............................................................29
10.9    Counterparts .........................................................29
10.10   Headings and Construction ............................................29
10.11   Governing Law ........................................................29
10.12   Indemnification.......................................................29
10.13   Damage or Destruction.................................................30
10.14   No Consequential Damages..............................................30
10.15   Publicity.............................................................31

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A - Branch Financial Statements
Exhibit B - Contracts, Commitments, and Agreements
Exhibit C - Furniture, Fixtures and Equipment
Exhibit D - Licenses and Permits
Exhibit E - Material Adverse Changes
Exhibit F - Branch Lease
Schedule I - Deposit Transfer and Purchase Price

                         AGREEMENT TO ASSUME LIABILITIES
                            AND TO ACQUIRE ASSETS OF
                              BRANCH BANKING OFFICE

      THIS AGREEMENT ("Agreement") entered into on this 18th day of September, 2003 between PAN AMERICAN BANK, FSB, a savings bank chartered under the laws of the United States (the "Seller"), having its principal office and place of business in Burlingame, California, and MISSION NATIONAL BANK, a national banking association (the "Buyer"), having its principal office and place of business in San Francisco, California, is made with reference to the following facts:

      A. The Seller owns and operates a branch banking office (the "Branch") located at 2773 Mission Street, San Francisco, California 94110, and conducts a savings bank business at such location. The Seller is willing to transfer to the Buyer certain assets of the Branch in consideration of the Buyer's assumption of certain liabilities, duties and obligations of the Seller in respect of the Branch and payment of certain sums to the Buyer therefor, all upon the terms and subject to the conditions set forth herein; and

      B. The Buyer is willing to purchase, receive and acquire said assets, to assume said liabilities, duties and obligations of the Seller and to commence a banking business at the Branch upon the terms and subject to the conditions set forth herein.

      NOW,  THEREFORE,  in  consideration  of the  premises  and  of the  mutual
covenants,   conditions,   representations  and  warranties  contained  in  this
Agreement, the Buyer and the Seller agree as follows:

                                    ARTICLE I
                                   Definitions

      Unless the context otherwise specifies and requires, each of the terms defined in this Article I shall, for all purposes of this Agreement, have the meaning set forth herein, and all of the following definitions shall be equally applicable to both the singular and the plural forms of the terms defined:

      1.01 Account Related Loans. The term "Account Related Loans" means all overdraft loans shown on the Branch Financial Statements.

      1.02 Agreement. The term "Agreement" means this Agreement to Assume Liabilities and to Acquire Assets of Branch Banking Office.

      1.03 Assets. The term "Assets" means the assets and properties owned, held or used by the Seller in connection, in whole or in part, with the business or affairs of the Branch, tangible and intangible, real, personal and mixed, which are to be transferred to and purchased by the Buyer as provided in section 2.4 hereof.


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      1.04 Branch Financial  Statements.  The term "Branch Financial Statements"
means the Monthly Statement of Condition and the Monthly Income and Expense Summary for the Branch as of and for the month ended June 30, 2003, in the form attached hereto as Exhibit A.

      1.05 Branch. The term "Branch" means the branch banking office of the Seller located in 2773 Mission Street, San Francisco, California 94110.

      1.06 Cash. The term "Cash" shall mean currency of the United States of America in the form of immediately available funds.

      1.07 Claim. The term "Claim" shall have the meaning specified in section 4.1.6.

      1.08 Closing Date and Closing. The term "Closing Date" means the date when the transactions contemplated by this Agreement shall be consummated, as set forth in section 7.1 hereof, and the term "Closing" means the consummation of the transactions contemplated in this Agreement, as provided in Article VII hereof.

      1.09 Core Deposits. The term "Core Deposits" means Deposits (as defined below) excluding certificates of deposit and time deposits.

      1.10 Deposits. The term "Deposits" means all liabilities of the Seller carried on the books of the Branch to customers arising from deposits which are demand deposits, savings deposits, commercial deposits, deposits in retirement accounts, certificates of deposit, or time deposits.

      1.11 Deposit Premium. The term "Deposit Premium" shall have the meaning specified in section 3.1.

      1.12 Deposit Transfer. The term "Deposit Transfer" shall have the meaning specified in section 3.1.

      1.13 Governmental Body. The term "Governmental Body" means any federal, state, municipal or other governmental authority, department, commission, board, agency, or other instrumentality having jurisdiction over Seller, Buyer or the transactions contemplated in this Agreement.

      1.14 Hazardous Substances. The term "Hazardous Substances" shall have the meaning specified in section 4.1.11.

      1.15 Independent Accountants. The term "Independent Accountants" shall have the meaning specified in section 3.2.

      1.16 Independent Determination. The term "Independent Determination" shall have the meaning specified in section 3.2.

      1.17 Initial Determination. The term "Initial Determination" shall have the meaning specified in section 3.2.


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

      1.18 Knowledge. The term "knowledge" means to the actual knowledge of the President and the Chief Financial Officer of the Buyer and, of the President and the Chief Financial Officer of the Seller, respectively.

      1.19 Leased Premises. The term "Leased Premises" means the real property occupied by the Branch.

      1.20 Liabilities. The term "Liabilities" means only those certain liabilities, duties and obligations of the Seller in connection, in whole or in part, with the business or affairs of the Branch which are to be assumed by the Buyer pursuant to sections 2.1 and 2.2 hereof.

      1.21 Postponed Closing Date. The term "Postponed Closing Date" shall have the meaning specified in Section 3.2.

      1.22 OCC. The term "OCC" shall mean the Office of the Comptroller of the Currency.

      1.23 OTS. The term "OTS" shall mean the Office of Thrift Supervision.

      1.24 Retained Assets. The term "Retained Assets" means the assets of the Seller which are referred to in Section 2.5 hereof.

      1.25 Retained Liabilities. The term "Retained Liabilities" means all liabilities and obligations of the Seller, of any kind or description, whether known, unknown, disclosed, undisclosed, direct, indirect, absolute, fixed, contingent or otherwise, other than the Liabilities.

                                   ARTICLE II
               Assumption of Liabilities and Acquisition of Assets

      2.1 Assumption of Deposits, and Interest. In reliance on the covenants, conditions, representations and warranties of the Seller included herein, at the Closing the Buyer shall assume at book value and agree to pay, perform and discharge, as and when such payments or performances are due:

            (a) All liabilities of the Seller existing as of the Closing Date which are Deposits (as provided in Schedule I hereto) together with accrued interest thereon to the Closing Date.

      2.2 Assumption of Obligations. At the Closing, the Buyer shall also assume and agree to pay and discharge all of the obligations of the Seller arising on or after the Closing Date or to be performed on or after the Closing Date under the following contracts, commitments and agreements, subject to the provisions of section 2.3 hereof:

            (a) The contracts, commitments and agreements, if any, set forth on Exhibit B hereto; and

            (b) All of the obligations of the Seller in respect of the Branch reflected in an Amended and Restated Exhibit B delivered no less than two business days prior to Closing which shall include only such obligations permitted by the terms of this Agreement with the prior written consent or approval of the
                  Buyer  or  as  otherwise   permitted  by  the  terms  of  this
                  Agreement.

      In the event that, after the Closing Date, either Buyer or Seller discover that Buyer has not succeeded to the rights and benefits of the Seller under any contract under which the Liabilities with respect thereto have been assumed by Buyer, Seller shall to the extent possible shall cause such rights and benefits to be transferred to Buyer. In the event Seller is unable to do so, Seller agrees to reassume such Liabilities and Seller and Buyer shall execute such documentation as is reasonably necessary to effect such reassumption.

      2.3 Retained Liabilities. The Seller agrees that, except for the Liabilities, which the Buyer has specifically agreed to assume pursuant to sections 2.1 and 2.2 hereof, the Buyer has not agreed to assume or pay, shall not be required to assume or be obligated to pay, perform or discharge, and shall have no liability or obligation with respect to, whether on the Closing Date or otherwise, all Retained Liabilities including, but not limited to:

            (a) Any liability or obligation of the Seller to the extent the same shall have been paid, performed or discharged or which by its terms was required to be paid, performed or discharged on or prior to the Closing Date, except that certain expenses in connection with the operation of the Branch are to be prorated in accordance with the provisions of section 8.3.3(a) hereof:

            (b) Except as provided in section 8.3.3(b) hereof, any liability or obligation of the Seller for federal, state or local taxes on or measured by income of Seller; and

            (c) Any other liability or obligation of the Seller arising out of or in connection with any contract, agreement or commitment which is not assigned to the Buyer.

      2.4 Transfer of Assets. In consideration of assumption of the Liabilities and payment of the amounts called for by Article III at the Closing, the Seller shall irrevocably sell, transfer, assign and deliver to the Buyer and the Buyer shall purchase and accept delivery of the following:

            (a) The specific furniture, fixtures, and equipment, at an aggregate, fully-depreciated net book value and in an as-is, where-is condition, at the Branch, listed on Exhibit C hereto; and

            (b) All of the Seller's right, title and interest in and to all contracts, commitments and agreements which the Buyer is assuming pursuant to sections 2.1 and 2.2 hereof at book value as of the Closing Date. If any such contract, commitment or other agreement of the Seller is not transferable to the Buyer either by virtue of the provisions thereof or under applicable law, or if any such contract, commitment or agreement of the Seller would limit or restrict a transfer contemplated herein, neither this Agreement nor any document delivered pursuant hereto shall be deemed an assignment of such nontransferable contract, commitment or other agreement and such contracts, commitments and agreements shall be subject to the provisions of the penultimate paragraph of this section 2.4. To the extent such contracts, commitments or other agreements relate to the conduct of business by the Seller at the Branch and at locations other than the Branch, such contracts, commitments or agreements shall be assigned to the Buyer only to the extent the same are applicable to the Branch; and

            (c) All claims and causes of action the Seller has or might have against any third party arising out of, in connection with or with respect to the Assets or the Liabilities; and

            (d) All of the Seller's right, title and interest in and to all cash on hand at the Branch on the Closing Date and all of the Seller's rights in and to the Deposits at book value as of the Closing Date, subject, in the case of the Deposits, to the individual depositors' continuing right of withdrawal; and

            (e) All of the Seller's right, title and interest in and to all of the Account Related Loans set forth on the Branch Financial Statements.

      Notwithstanding the foregoing provisions of this section 2.4, any Asset, the assignment or attempted assignment of which would be invalid or would constitute a breach of any contract, agreement or commitment to which the Seller is a party or by which it may be bound shall be used, held and/or received for the benefit of the Buyer in accordance with the Buyer's instruction and at the Buyer's expense, and the Seller shall, without further consideration, convey, transfer, assign and deliver to the Buyer all such Assets at the earliest time practicable.

      All such sales, conveyances, transfers, assignment and deliveries shall be effected by such assignments, endorsements, deeds, bills of sale and other instruments as shall be reasonably requested by counsel for the Buyer.

      2.5. Retained Assets. The following assets and the Seller's right, title and interest therein shall not be transferred to or purchased by the Buyer at the Closing:

            (a) All funds relating to retirement and pension plans or programs benefiting employees employed at the Branch; and

            (b)   All insurance policies  maintained with respect to the Branch;
                  and

            (c)   All assets of the Seller not listed in section 2.4 hereof.

      2.6 Costs of Conversion. In connection with transfer of the Assets and assumption of Liabilities hereunder, the Buyer and Seller hereby acknowledge and agree that certain computer systems and data may need to be converted upon transfer, and that conversion and deconversion costs may be incurred by the parties. Buyer and Seller agree that, with respect to the transfer of the Assets and/or the assumption of the Liabilities hereunder (i) Seller shall bear, at its sole expense, any and all costs of deconversion and (ii) Buyer shall bear, at its sole expense, any and all costs of conversion, including, but not limited to, reimbursement to Seller of any third party costs incurred by Seller at the request of Buyer in order to facilitate conversion of Assets and/or Liabilities to Buyer's data processing system. Neither party shall incur any such costs on behalf of the other party without the prior written consent of the other party.

      2.7. Conversion Procedures. Seller and Buyer shall, before and after the Closing Date, cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets and Liabilities as provided herein, to Buyer's ownership and operation. The provisions of Sections 2.7.1 through 2.7.15 shall apply unless other provisions to accomplish the same results are agreed to in writing by the parties.

            2.7.1 Tapes and File Packages. Seller will provide Buyer with copies of the electronic record on magnetic media containing the information set forth on the master file with respect to each Liability which is a Deposit (each, an "Account") as such information exists on the original system of Seller's data processor (master files), provided however that, as agreed pursuant to Section 2.6(ii) hereof. Buyer shall bear all costs incurred by Seller in complying with this Section 2.7.1 and shall reimburse Seller for all such costs on or before the Closing Date. Materials provided on magnetic media shall be in the format
(i) reasonably requested by Buyer's data processor, as supplied by Buyer to Seller or Seller's agent and (ii) agreed to by Seller.

            2.7.2 Statement of Accounts. Seller shall, at its sole expense, prepare and distribute all account statements regarding the Accounts, other than certificates of deposit and IRA accounts, as of the Closing Date, such statements to be in the form used by Seller in the ordinary course of its business. Seller shall be responsible for all accrued interest on such Accounts as of the Closing Date and shall prorate fees and charges on such Accounts as of the Closing Date.

            2.7.3 Account Histories. Within 10 business days after the Closing Date, Seller shall provide Buyer with a copy of an account history for each Account, all at Seller's expense. For the purpose of this Agreement, the term "account history" means (i) a copy of the last statement Seller cuts on the Closing Date and (ii) a history of each certificate of deposit for the current term thereof and each IRA containing such information, and in such form, as is mutually acceptable to the parties.

            2.7.4 Payment Items. Buyer shall establish a correspondent account with Seller prior to the Closing. Then, for a period of one hundred and twenty
(120) days after the Closing Date, Seller shall forward to Buyer all items presented to Seller for payment against the Accounts ("Payment Items") on the next business day after such Payment Items are received. Buyer and Seller agree that any costs incurred to retain a third party to provide timely forwarding of such Payment Items to Buyer shall be borne equally by Buyer and Seller. Seller will deduct payment for these items from Buyer's correspondent account held by Seller on or before such time as is required for Seller to meet its midnight deadline with respect to such items. Seller shall notify Buyer by noon each business day of the items presented to Seller for payment against the Accounts on the prior business day and Buyer shall wire funds sufficient to cover the items presented to the Buyer each business day to the Buyer correspondent account held by Seller. Buyer shall issue Payment Items bearing Buyer's routing transit and account number to Account customers within 10 business days following the Closing Date. These items shall replace items issued with Seller's identification on them. Seller shall have no obligation to pay such Payment Items and Seller shall use its commercially reasonable efforts to return any Payment Item.

            2.7.5 Customer Names and Addresses. Upon Buyer's written request no earlier than ten business days prior to the expected Closing Date, Seller shall provide Buyer with a magnetic tape, containing the name and complete mailing address for each of the Accounts of the Branch as of a recent date provided that, as agreed pursuant to Section 2.6(ii) hereof, Buyer shall bear all costs incurred by Seller in complying with this Section 2.7.5 and shall reimburse Seller for all such costs on or before the Closing Date.

            2.7.6 Deposit Interest Reporting and Withholding. Buyer will timely report to applicable taxing authorities and to Account customers including, without limitation by sending all required IRS Forms 1098 or 1099, with respect to the entire calendar year in which the Closing occurs, all interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Accounts (including for any period prior to the Closing Date, which would otherwise be the reporting obligation of Seller). Any amounts required by any governmental agencies to be withheld from any of the Accounts through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date such amounts are required to be remitted to the applicable governmental agency, Seller will pay to Buyer that portion of any sums theretofore withheld by Seller from any of the Accounts which are or may be required to be remitted by Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller. Seller shall be responsible for delivering to payees all IRS notices received by Seller that are required to be delivered with respect to the Accounts, and Buyer shall be responsible for delivery to payees all such notices received by Buyer that are required to be delivered with respect to the Accounts. Seller shall deliver to Buyer, within five business days after the Closing Date, a list of all "B" notices (TINs do not match) and "C" notices (under reporting/IRS imposed withholding) issued by the IRS imposing withholding restrictions, relating to the Accounts. Seller shall continue to provide Buyer with notice of such IRS notices it receives regarding Account customers for a period of 180 days from the Closing Date. All notices received by Seller on or prior to 180 days from the Closing Date from the IRS releasing withholding restrictions on accounts will be forwarded promptly to Buyer. Seller agrees to reimburse Buyer for an amount equal to any penalty and interest imposed upon Buyer by the IRS or state taxing authority or self-assessed by Buyer on IRS Form 8210 or corresponding state form which Buyer is thereafter required to, and does, pay to the IRS or state taxing authority, where such penalty and interest arises out of actions taken or omitted to be taken by Buyer in reliance upon information provided by Seller under this
Section 2.7.6, and such penalty and interest does not result from an act or omission of Buyer not made in reliance upon such information.

            2.7.7 Returned Items. Any item credited for deposit to an Account on or prior to the Closing Date and returned unpaid after Closing Date will be handled as provided in the next succeeding sentence of this Section 2.7.7. If Seller's bank account is charged for the Returned Item and if there are sufficient funds in the Account to which such Returned Item was credited or any other accounts on deposit at the Branch or accounts at any other branch office of Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Seller shall promptly notify Buyer and Buyer will debit any or all such accounts in an amount equal in the aggregate to the Returned Item. If funds in the account are non-sufficient or if the account has closed, the item is the responsibility of the Seller. Notwithstanding any other provision of this section 2.7.7,any Returned Item deposited after the Closing Date will be the responsibility of the Buyer.

            2.7.8 IRA Reporting. Unless applicable law does not permit Seller engage another person to perform such reporting responsibility (in which case Seller will perform these tasks), Buyer shall prepare and file all required annual reports for all activity under IRA accounts at the Branch, including but not limited to IRS Form W-2P, IRS Form 1099R, IRS Form 5498, and state tax forms for the portion of the year of the Closing Date, to and including the Closing Date. Buyer shall prepare and file such reports, where applicable, for the balance of the calendar year of the Closing Date and thereafter. It is further agreed that Buyer and Seller will each report their portion of withholding for the IRA accounts to the appropriate state and federal agencies.

            2.7.9 Further Documents. After the Closing Date, Seller and Buyer shall each permit the other reasonable access to and the right to inspect and copy, the books and records of such party with respect to the transactions contemplated hereby as may be reasonably necessary or appropriate to enable the other party to prepare any additional documents, instruments, reports, or tax returns as it or its counsel determines to be necessary or appropriate under the circumstances. Such right of access and right to inspect and copy shall be exercised so as to minimize disruption of the business activities of the party whose books and records are being inspected and/or copied.

            2.7.10 Cooperation on Certain Tax Matters. After the Closing Date, Seller and Buyer shall each (a) assist (and cause their respective affiliates to assist) the other party in preparing any tax returns that such other party is responsible for preparing and filing in accordance with this Agreement; (b) cooperate fully in responding any audits of or disputes with taxing authorities regarding any tax returns with respect to the Liabilities or payments in respect thereof, or the operation of the Branch; (c) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to taxes with respect to the Liabilities or payments in respect thereof, or the operation of the Branch; (d) provide timely written notice to the other of any pending proposed tax audits or assessments with respect to the Liabilities or payments in respect thereof, or the operation of the Branch for taxable periods for which the other may have liability under this Agreement; and (e) furnish the other with copies of all relevant correspondence received from any taxing authority in connections with any tax audit or information request with respect to any taxable period referred to in clause (d) above. Notwithstanding any other provision of this Agreement, the party requesting assistance or cooperation shall pay the other party's out-of-pocket expenses in complying with such request to the extent that such expenses are attributable to fees and other costs of unaffiliated third party service providers.

            2.7.11 Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at Closing a complete schedule of such holds and stop payment orders.

            2.7.12 ACH, etc., Items. Seller and Buyer will use their best efforts to transfer all ACH arrangements, automatic debit and automatic credit arrangements to Buyer as soon as possible after the Closing Date.

            2.7.13 Retirement Accounts. Seller will provide Buyer with the proper trust documents for any retirement accounts assumed by Buyer hereunder. Seller shall be responsible for all federal and state income tax reporting of retirement accounts for the period of time during the calendar year 2003 prior to the Closing Date. Buyer shall be responsible for all federal and state income tax reporting for the period of time during the calendar year 2003 from and after the Closing Date.

            2.7.14 Safe Deposit Business. Seller shall provide Buyer with all documentation relating to the safe deposit business conducted at the Branch. Buyer shall continue to conduct such safe deposit business after the Closing. Nothing herein shall preclude Buyer from terminating such business at the Branch following the Closing.

            2.7.15 ATM Cards. Seller and Buyer shall cooperate in the transfer of all ATM cards and related arrangements to Buyer at the Closing.

                                   ARTICLE III
           Deposit Transfer; Assumption Price; Independent Accounting

      3.1 Determination of Deposit Transfer and Deposit Premium. The Seller and the Buyer agree that on the Closing Date the Seller will owe to the Buyer an amount (the Seller's "Deposit Transfer") equal to all deposit Liabilities assumed by Buyer less: (i) the cash on hand at the Branch to be transferred to the Buyer on the Closing Date; (ii) the net book value of all other assets of the Branch to be transferred to the Buyer pursuant to section 2.4 hereof on the Closing Date;(iii) the outstanding balance of the Account Related Loans; and
(iv) the Deposit Premium (as defined below). The calculation of the Deposit Transfer and the Deposit Premium will be specified in Schedule I hereto.

      The Seller and the Buyer agree that on the Closing Date the Buyer will owe to the Seller (as a deduction from the amount to be transferred pursuant to the preceding paragraph, and not in addition thereto) an amount which represents the premium on the Deposits (the "Deposit Premium"), equal to: three-quarters of one percent (0.75 %) of the balance of Deposits to be acquired by Buyer. By way of example, (x) if the total of all Deposits as of the Closing Date were $35,000,000, then the Deposit Premium would be Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500.00).

      The amount of such cash on hand at the Branch transferred to the Buyer hereunder and the amount of such Liabilities shall be determined in accordance with said Schedule I in good faith by an accounting to be conducted jointly by the Buyer and the Seller (the "Initial Determination") based upon the books and records of the Branch maintained by the Seller in the ordinary and regular course of its business. The Buyer and the Seller shall complete the Initial Determination on the day next following the Closing Date and shall jointly execute, and deliver to each other on such date, a certificate setting forth the amount of such cash on hand at the Branch transferred to the Buyer hereunder, and the amount of such Liabilities and stating the Deposit Transfer to be paid by the Seller to the Buyer and the Deposit Premium to be paid by the Buyer to the Seller as of the Closing Date. All such payments shall include interest commencing after the close of business on the Closing Date to the date of payment at the then-prevailing Federal funds rate. The Deposit Transfer amount shall be paid by Seller to Buyer by the first business day following the Closing Date if the Closing Date is a Friday, and not later than the second business day following the Closing Date if the Closing occurs on any other day.

      3.2 Independent Accounting. The Buyer and the Seller agree that if they are unable to agree as to the amount of the cash on hand at the Branch to be transferred to the Buyer hereunder, the amount of the Liabilities to be assumed by the Buyer pursuant hereto, the amount of the Deposit Transfer, and/or the Deposit Premium, then each of the Buyer and the Seller shall prepare in good faith and execute and deliver to the other a certificate setting forth the amount of such Liabilities, the amount of such cash on hand at the Branch and the Deposit Transfer and Deposit Premium, and the Closing shall be postponed to the seventh (7th) day next following the Closing Date specified in section 7.1 hereof, subject to the terms and conditions of this Agreement (the "Postponed Closing Date"). The Buyer and the Seller hereby agree to appoint the accounting firm of Grant Thornton (the

"Accountants") or, in the event that the Accountants decline to accept such appointment, a single independent accounting firm as selected by agreement of the Buyer and Seller (the Accountants or such other accounting firm referred to hereinbelow as the "Independent Accountants") such that, during such seven (7) day postponement, the Independent Accountants shall determine (the "Independent Determination") the amount of the cash on hand at the Branch to be transferred to the Buyer hereunder, the amount of the Liabilities to be assumed by the Buyer pursuant hereto and the Deposit Transfer and Deposit Premium, in accordance with section 3.1 hereof and Schedule I attached hereto, based upon the books and records maintained by the Seller with respect to the Branch in the ordinary and regular course of its business. The Seller shall provide to the Independent Accountants access to the books, records and affairs of the Seller and the Branch in the same manner as specified in section 5.2.1 hereof, in connection with the Independent Determination. The Independent Accountants shall, on the day next preceding the Postponed Closing Date, deliver to each of the Buyer and the Seller a report stating the Independent Accountants' determination of the amount of such cash on hand at the Branch, the amount of such Liabilities and the amount of the Deposit Transfer and Deposit Premium on such day. The Independent Determination shall be final, binding and conclusive on the Buyer and the Seller with respect to the aggregate amount of the Liabilities to be assumed by the Buyer pursuant hereto, the amount of cash on hand at the Branch transferred to the Buyer on the Postponed Closing Date and the amount of the Deposit Transfer and Deposit Premium payable at the Closing on the Postponed Closing Date. The Buyer and the Seller shall share equally all costs and expenses of the Independent Accountants relating to the Independent Determination and their services performed in connection therewith.

                                   ARTICLE IV
                   Representations, Warranties, and Covenants

      4.1 Representations, Warranties and Covenants of the Seller. The Seller hereby represents, warrants and covenants to Buyer as follows:

            4.1.1 Powers and Authority. The Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States with full power and authority to conduct a savings bank business at the Branch as now conducted by it, to own all of the assets owned by it at the Branch and to sell the Branch. The Seller conducts, and on the Closing Date will conduct, a savings bank business at the Branch and does not, and will not on the Closing Date, operate a trust department at the Branch. The execution and delivery of this Agreement by the Seller have been duly authorized by all necessary corporate action on the part of the Seller, which authorization will not have been altered, amended, modified or revoked before the Closing Date, and upon execution and delivery this Agreement shall constitute a valid and binding obligation of the Seller enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and those of federally insured depositary institutions in particular and the availability of equitable remedies). Further, provided all of the conditions specified in sections 6.1.1 through 6.1.4 hereof have been satisfied prior to the Closing Date, on the Closing Date, the Seller will have the full power and authority to grant, sell and assign all rights and properties to be sold and assigned hereunder and to perform its obligations hereunder. A complete, correct and current copy of the Charter and Bylaws of the Seller has been delivered to the Buyer and no changes therein have been made since the date of delivery or will be made prior to the Closing Date.

            4.1.2 Other Agreements.  Provided all of the conditions specified in section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated herein will not:

                  (a) (i) Result in a breach or violation, or constitute a default under, any of the terms or conditions of, or constitute a default under, Seller's Charter or Bylaws or (ii) result in a material breach or violation of, or constitute a material default under, any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which Seller is a party or by which it or any of any of its properties or assets is bound; or

                  (b) Materially violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Seller, the Assets, or the business of the Branch.

            4.1.3 Branch Financial Statements.  The Branch Financial Statements:
(i) are in accordance with the books and records of the Seller maintained by the Seller in the ordinary and regular course of its business relating to the conduct of business at the Branch: (ii) are correct and complete and fairly present the financial position of the Branch as of June 30, 2003, and the results of operations of the Branch for the period ended June 30, 2003; (iii) reflect all of the assets and liabilities of the Branch as of June 30, 2003, which at such date were material to the business conducted by the Seller at the Branch; and (iv) have been prepared on an accrual basis in accordance with the accounting principles, including the method of depreciation used in accounting for furniture, fixtures and equipment, followed by the Seller with respect to each of its branch offices, applied on a basis consistent with prior periods. All monthly reports and other reports, the books and records maintained by the Seller and the financial information used in determining the amount of the Liabilities, and the cash on hand at the Branch, in accordance with the provisions of sections 3.1 and 3.2 hereof are, and until the Closing Date will be, complete and correct and shall comply with the representations and warranties set forth in this section 4.1.3 applicable to the Branch Financial Statements. The books and records of the Seller maintained by the Seller with respect to its business at the Branch are, and until the Closing Date will be, kept and prepared in accordance with the accounting principles applied by the Seller with respect to its other branch offices. A copy of the Branch Financial Statements, duly certified by the Chief Financial Officer of the Seller to be in accordance with the representations and warranties set forth herein, is delivered concurrently with the execution of this Agreement.

            4.1.4 Deposits at the Branch.  The Seller has provided to the Buyer:
(i) a complete and correct list of all certificates of deposit at the Branch as of June 30, 2003, stating, among other things, with respect to each such certificate of deposit, the name of the depositor, the date of issuance, the maturity date, the applicable interest rate, the accrued but unpaid interest thereon, and the redemption value thereof and (ii) books and records of the Branch which provide a complete and correct list, as of June 30, 2003, of all Deposits at the Branch and which state, among other things, with respect to each such Deposit, the principal amount thereof, accrued but unpaid interest thereon, the name of the depositor and the interest rate applicable thereto. During the six (6) month period prior to the date hereof, the Seller has not transferred and between the date hereof and the Closing Date, the Seller will not transfer, any Deposits (y) to any other Branch of the Seller, or (z) from any other Branch of the Seller, except in accordance with the express request (not solicited by the Seller) of a depositor in the ordinary and regular course of business.

            4.1.5  Contracts  and  Agreements.  Exhibit  B  hereto  is,  to  the knowledge of the Seller, a complete and correct list of all material contracts, agreements and other commitments (other than policies of insurance and retirement, pension, bonus, profit-sharing, stock option, stock purchase and other fringe benefit plans), entered into in connection, in whole or in part, with the business of the Branch and to be assumed by the Buyer pursuant to
Section 2.2 hereof, whether written or oral, and of all proposed or uncompleted capital expenditures or major maintenance projects heretofore authorized in connection, in whole or in part, with the business of the Branch. Each contract, agreement and other commitment set forth in said Exhibit B is, and on the Closing Date will be, and each contract, agreement or other commitment referred to in Amended and Restated Exhibit B hereof on the Closing Date will be, valid and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally (and in the case of enforceability against the Seller, by laws affecting the rights of creditors of federally insured depositary institutions) and the availability of equitable remedies). A complete and correct copy of each such written contract, agreement and other commitment has heretofore been delivered to the Buyer, and a summary of each oral contract, agreement and other commitment whose terms do not prohibit assignment or transfer by the Seller and of each uncompleted and proposed capital expenditure or major maintenance project listed in said Exhibit B is set forth in said Exhibit B. Except as otherwise set forth in said Exhibit B, each contract, agreement and other commitment listed therein is, and on the Closing Date will be, assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty, and the Seller has not taken any action which impairs the right of further assignment thereof by any immediate or remote assignee of the Seller. The Seller is not, and on the Closing Date will not be, in material default under any contract, agreement or commitment set forth in Exhibit B or Amended and Restated Exhibit B hereof and to the knowledge of the Seller, no other party under any such contract, agreement or commitment is in material default thereunder.

            4.1.6 Pending Litigation. There is no claim, litigation or investigation (a "Claim"), pending or threatened, involving the Seller which would materially adversely affect the transactions contemplated hereby or the Seller's ability to perform its obligations hereunder. On the Closing Date, there will be no outstanding judgment, order, writ, injunction or decree of any court, any arbitrator or arbitration tribunal or any Governmental Body against or affecting the business of the Branch.

            4.1.7 Compliance with the Law. The Seller has obtained and kept in force all licenses, permits, authorizations and approvals required by any Governmental Body to conduct its banking business at the Branch as now conducted by it and to own and operate the properties and assets utilized by it in such business. Such licenses and permits, listed on Exhibit D attached hereto and incorporated herein, are and will be at the Closing in full force and effect. No Claim is pending nor has the Seller been threatened with any Claim wherein the remedy sought is the revocation or limitation of any such governmental license or permit and the Seller does not know of any basis or grounds for any such revocation or limitation.

            4.1.8 Zoning. The zoning for the Leased Premises permits the presently existing improvements and the continuation of the business presently being conducted on the Leased Premises. The Seller has not commenced, nor has the Seller received notice of the commencement of, any proceeding that would affect the present zoning of the Leased Premises.

            4.1.9 Environmental Matters. No portion of the Leased Premises is being used or has been used at any previous time by the Seller, or to the knowledge of the Seller, by persons other than the Seller, for the disposal, storage, treatment, processing or handling of Hazardous Substances (as hereinafter defined) nor, to the knowledge of the Seller, have any such Hazardous Substances been brought or carried onto or migrated in or into the Leased Premises. As used herein, the term "Hazardous Substances" means any waste, pollutant, toxic substance, petroleum product or byproduct, hazardous waste, or any constituent of such substance or waste, regulated or forming the basis of liability under any environmental law; provided however, that for purposes of this definition, Hazardous Substances shall not include: (a) any substance of a nature, quantity or concentration that is customarily used, stored or disposed of as part of or incidental to the operation and maintenance of the Leased Premises in the ordinary course of business conducted thereon, or
(b) any substances used in office areas or janitorial supplies, cleaning fluids or chemicals necessary for the day-to-day operation or maintenance of the Leased Premises.

            4.1.10 Government Notices. Seller has received no notice from any federal or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

            4.1.11 Community Reinvestment Act. Seller received a rating of "satisfactory" or greater in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Seller's knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause the OTS, the OCC or the FDIC to deny or fail to issue any required regulatory approval.

      4.2 Representations. Warranties and Covenants of the Buyer. The Buyer hereby represents, warrants and covenants to Seller as follows:

            4.2.1 Powers and Authority. The Buyer is a national banking association duly organized, validly existing and in good standing under the laws of the United States with full power and authority to conduct a commercial banking business as now conducted by it. The execution and delivery of this Agreement by the Buyer have been duly authorized by all necessary action on the part of the Buyer, which authorization will not have been altered, amended, modified or revoked before the Closing Date, and upon execution and delivery this Agreement will constitute a valid and binding obligation of the Buyer enforceable  in  accordance  with  its  terms  (except  as  may  be  limited  by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and the availability of equitable remedies). Further, provided all of the conditions specified in sections 6.1.1 through 6.1.4 hereof have been satisfied prior to the Closing Date, on the Closing Date the Buyer will have the full power and authority to perform its obligations hereunder. A complete, correct and current copy of the Articles of Association and Bylaws of the Buyer has been delivered to the Seller and no changes therein have been made since the date of delivery or will be made prior to the Closing Date.

            4.2.2 Other Agreements.  Provided all of the conditions specified in section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement on behalf of the Buyer and the consummation of the transaction contemplated herein will not:

                  (a) Result in the breach of or violate any of the terms or conditions of, or constitute a default under, the Buyer's Articles of Association or Bylaws or any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound or affected; or

                  (b) Violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Buyer.

            4.2.3 Pending Litigation. There is no Claim, pending or threatened, involving the Buyer which would materially adversely affect the transactions contemplated hereby or the Buyer's ability to perform its obligations hereunder

            4.2.4 Government Notices. Buyer has received no notice from any federal or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

            4.2.5 Community Reinvestment Act. Buyer received a rating of "satisfactory" or greater in its most recent examination or interim review with respect to the Community Reinvestment Act. Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Buyer's knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause the OTS, the OCC or the FDIC to deny or fail to issue any required regulatory approval.

                                    ARTICLE V
                           Obligations of Both Parties

      5.1 Obligations of Both Parties. The Seller and the Buyer agree that subsequent to the date hereof and prior to the Closing Date:

            5.1.1 Administrative Approvals. Promptly, and in any event not later than fifteen (15) business days following execution of this Agreement by the Seller and the Buyer, (a) the Seller shall, with copies to the Buyer of all submitted material, submit any necessary application or notice to the OTS for approval, as required in 12 C.F.R. section 563.22 et seq, and (b) the Buyer shall, with copies to the Seller of all submitted material, submit any necessary application to the OCC for approval, as required by 12 U.S.C. section 1828(c), to acquire the Branch. Seller shall join in the application to the OCC under 12 U.S.C. section 1828(c) to the extent necessary. The parties hereto shall also promptly file, either individually or jointly as may be required, all other applications, amendments thereto, supporting documents and affidavits, and shall publish all other notices and perform all other acts which may be required by law or regulation to obtain the final approvals of the OTS, the OCC and any other Governmental Body whose approval is a prerequisite to the consummation of the transactions contemplated herein. The Seller and the Buyer shall furnish the other upon request all such information and material concerning the Branch, the Seller or the Buyer, as the case may be, required for inclusion in, or preparation of, any applications required to be made for any regulatory approvals to the acquisition by the Buyer of the Branch from the Seller hereunder and the transactions hereby contemplated, and shall keep each other apprised on a current basis of the processing and status of all such filings and applications for regulatory approvals. Draft copies of such applications shall be submitted by each party to the other for review prior to filing, and each party shall provide to the other copies of any communications from any Governmental Body with respect to such applications.

            5.1.2 Commercially Reasonable Efforts. Each party hereto will use its commercially reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of its obligations under this Agreement.

      5.2 Obligations of the Seller. The Seller agrees that subsequent to the date hereof and prior to the Closing Date:

            5.2.1 Access to Information. Without interfering with the normal course of business at the Branch (or such other premises of the Seller at which the items described in this section 5.2.1 are located), the Buyer and its counsel, accountants and other representatives shall have full access at the Branch (or such other premises of the Seller at which the items described in this section 5.2.1 are located) during normal business hours to all properties, assets, books, accounts, records, contracts and documents of the Seller related to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement and, in addition thereto, the Seller shall furnish or cause to be furnished to the Buyer and its representatives, at the Buyer's expense, such copies of said books, accounts, records, contracts and documents as may be reasonably requested with respect to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement. Notwithstanding the foregoing, under no circumstances shall the Seller be required to take any action hereunder which would result in the waiver or other loss of its attorney-client privilege as to any matter so privileged.

            5.2.2 Conduct of Business. With respect to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement, the Seller shall conduct business at the Branch only in the ordinary course (except as required by changes in law, regulation or supervisory policy or as required by regulatory authorities having jurisdiction over the Seller), carry on the Branch business practices and keep the Branch books of account, records and files in substantially the same manner as heretofore carried on; use its commercially reasonable efforts to preserve the Branch business organization intact, to retain the services present officers and employees of the Branch and to preserve the goodwill of Deposit holders; pay and perform all of the debts, obligations and liabilities incurred in connection, in whole or in part, with the Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement; and duly and timely file all reports and returns required to be filed with any Governmental Body with respect to the business of the Branch.

            5.2.3 Ordinary Course and Other Activities. The Seller shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, sell, lease, abandon, assign, transfer, license, encumber or otherwise dispose of any Assets other than in the ordinary course of business, or enter into any agreement to do so; except as otherwise expressly provided herein, transfer any Assets or Deposits from the Branch to the Seller's other branches, subject, in the case of Deposits, to the individual depositors' continuing right of withdrawal; settle or compromise any Claim now pending or commenced subsequent to the date hereof with respect to the Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement; re-locate, or file any application to relocate, the Branch, except as such an application may be necessary to relocate the Branch as a result of a fire or other natural disaster; or, enter into any contract, agreement, commitment understanding or other arrangement to dispose of the Branch or the Assets or Liabilities other than pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Seller shall not, without the prior written consent of the Buyer, accept any Deposits in the Branch after the date hereof and until the Closing Date that bear interest at a rate in excess of twenty (20) basis points above the rates published by the Seller on its rate sheet for deposits of similar maturities as of June 30, 2003 for any such Deposit is accepted in the Branch.

            5.2.4 Condition of Assets. The Buyer has been allowed access to the Leased Premises at which the Branch conducts business and is aware of their current condition. The Seller will continue to maintain the Leased Premises in accordance with its past practices up to the Closing Date. The Seller makes no implied or express warranties as to the condition of the Leased Premises, except to the extent provided in section 4.1.11. Following the execution of this Agreement, and continuing through the Closing, the Seller shall maintain the furniture, fixtures and equipment in the condition it exists as of the date of execution of this Agreement, with the exception of wear and tear arising from normal use in the Branch.

            5.2.5 Consents. The Seller will use its commercially reasonable efforts to obtain and deliver to the Buyer on or prior to the Closing Date all required consents authorizing the transfer and assignment to the Buyer of, or the substitution of the Buyer for the Seller under all contracts, agreements and commitments that are to be sold, conveyed, transferred, assigned and delivered to the Buyer hereunder including, but not limited to, those set forth in Exhibit B hereto which are validly assignable by the Seller and all other Assets, each such consent to be effective prior to or as of the Closing Date. All such consents shall be in form and substance reasonably satisfactory to counsel for the Buyer. Without limiting the generality of the foregoing, the Seller shall use its commercially reasonable efforts to assist the Buyer to cause the lessor of the Leased Premises to consent to the assumption of the Lease by the Buyer.

            5.2.6 Deposit ,Branch Financial Statement and Exhibit B Update. At the end of each month between the date hereof and the Closing Date and on the business day next preceding the Closing Date, the Seller shall deliver to the
Buyer: (i) a list of all Deposits setting forth with respect to such Deposits the information referred to in section 4.1.4 hereof, (ii) updated financial information on the Branch, in the form of updated Branch Financial Statements as defined in section 1.03 hereof and (iii) an Amended and Restated Exhibit B setting forth all contracts and commitments which Seller and Buyer intend that Buyer assume at and after Closing.

            5.2.7 No Breach. The Seller shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties set forth in section 4.1 hereof; the Seller will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations and warranties set forth in said section 4.1 or the covenants set forth in sections 5.1 or 5.2 hereof, or which may result in the nonsatisfaction of any condition set forth in sections 6.1 or 6.2 hereof, give detailed notice thereof to the Buyer; and the Seller will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure, and to perform such covenant or satisfy such condition.

      5.3 Obligations of the Buyer. The Buyer agrees that subsequent to the date hereof and prior to the Closing Date:

            5.3.1 No Breach. The Buyer shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof have caused or constituted a breach, of any of the representations and warranties set forth in section 4.2 hereof; the Buyer will, in the event or, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of any event which would cause or constitute a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations or warranties contained in said section 4.2 or the covenants set forth in sections 5.1 or 5.3 hereof, or which may result in the nonsatisfaction of any condition set forth in sections 6.1 or 6.3 hereof, give detailed notice thereof to the Seller; and the Buyer will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure to perform such covenant or satisfy such condition.

                                   ARTICLE VI
                         Conditions Precedent to Closing

      6.1 Conditions Precedent to Performance by Both Parties. The obligations of the Buyer and the Seller to consummate the transactions contemplated in this Agreement are expressly subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below, which conditions may not be waived by either party:

            6.1.1 Approval of the OTS. The OTS shall have approved the transactions contemplated in this Agreement, as provided in 12 C.F.R. section
563.22 et seq, and shall have given its written approval of the Seller's application for permission to sell the Branch, on the terms and conditions described herein.

            6.1.2 Approval of the OCC. The OCC shall have given prior written consent to the consummation of the transactions contemplated in this Agreement, as provided in 12 U.S.C. Section 1828.

            6.1.3 Other Regulatory Approvals. All other required regulatory approvals and actions, if any, shall be obtained and taken as necessary to permit consummation of the transactions contemplated herein in accordance with all applicable laws, regulations and orders, on terms which are not materially adverse to either party hereto.

            6.1.4 No Claim. No Claim shall have been instituted by any Governmental Body challenging the transactions hereby contemplated or seeking to restrain their consummation and no Claim shall have been instituted or, to the knowledge of either party hereto, threatened, challenging the legality of such transactions or seeking to restrain their consummation which, in the reasonable opinion of counsel for either party hereto, would make it impossible or inadvisable for the parties to consummate such transactions.

            6.1.5 Lease Assumption. The Buyer shall have entered into an assumption of Seller's current lease for the Branch, and the lessor shall have executed and delivered to the Buyer, evidence of acceptance of the assumption in substantially the form attached hereto as Exhibit F.

      6.2 Conditions Precedent to the Buyer's Performance. The obligations of the Buyer to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this section 6.2. The Buyer may waive any or all of the following conditions in whole or in part without prior notice; provided however, that if the Seller shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Buyer of any of its rights or remedies at law or in equity.

            6.2.1 Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Seller contained in section 4.1 hereof shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in sections 5.1 and 5.2 hereof to be performed by the Seller on or before the Closing Date shall have been so performed in all material respects; and the Seller shall have delivered to the Buyer a certificate of its president and chief financial officer to such effect.

            6.2.2 Copies of Documents. True and complete copies of all documents reasonably requested by the Buyer shall have been furnished to the Buyer promptly after request therefor and, in any event, in advance of the Closing Date.

            6.2.3 Assignments, Etc. Seller shall have delivered to Buyer executed assignments of contracts, agreements, fixed assets and any other documents reasonably requested by Buyer so as effectively to transfer to Buyer the Assets as provided in Section 2.4 hereof. All costs of recording such assignments, and any other documents supplied at the request of the Buyer shall be the sole responsibility of the Buyer.

      6.3 Conditions Precedent to the Seller's Performance. The obligations of the Seller to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this section 6.3. The Seller may waive any or all of the following conditions in whole or in part without prior notice; provided however, that if the Buyer shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Seller of any of its rights or remedies at law or in equity.

            6.3.1 Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Buyer contained in section 4.2 hereof shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in sections 5.1 and 5.3 hereof to be performed by the Buyer on or before the Closing Date shall have been so performed in all material respects; and the Buyer shall have delivered to the Seller a certificate of its president and chief financial officer to such effect.

            6.3.2 Copies of Documents. True and complete copies of all documents reasonably requested by the Seller shall have been furnished to the Seller promptly after request therefor and, in any event, in advance of the Closing Date.

            6.3.3   Assumption  of   Liabilities.   Buyer  shall  have  executed
assumption documentation effecting the assumption by Buyer of all Liabilities to be assumed hereunder.

                                   ARTICLE VII

                                     Closing

      7.1 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place:

      (a) On or before January 30, 2004 , after the following events shall have occurred: (i) the statutory waiting period has elapsed since the receipt of the written approval of the transactions hereby contemplated by the OCC; (ii) such written approvals of this Agreement and the transactions hereby contemplated by the OTS have been received and have become effective; and (iii) receipt of any other approvals required from any other Governmental Body; or at such time or such other date as the Buyer and the Seller may agree, at the Branch or such other place as the Buyer and the Seller agree; or

      (b) If the Closing has not occurred on or before January 30, 2004 , because: (i) the written approval of the OCC required by section 7.1(a) has not been received; (ii) the statutory waiting period required by law has not elapsed; (iii) the OTS has not given the written approvals required by section 7.l(a)(ii); (iv) the written approvals required by section 7.1(a)(ii) have not become effective; or (v) the approvals from any other Governmental Body required by section 7.l(a)(iii) have not been received, then in any of such events (and provided that the Buyer has submitted this Agreement to the OCC for approval no later than by the date required by section 5.1.1), the January 30, 2004 , date specified in section 7.l(a) shall be extended to the date which is the earlier of: (y) February 15, 2004, or (z) ten (10) business days following the date on which the event occurs under section 7(a)(i), (ii), or (iii) (or the last of such events if more than one (1) exists), the nonoccurrence of which had prevented the Closing from occurring on January 30, 2004 . If during such extension period either party determines in good faith that the event or events required by sections 7.1(a)(i), (ii), or (iii) cannot reasonably be anticipated to occur prior to February 15, 2004, then such party may give a written notice to the other party terminating this Agreement, which notice shall be effective ten (10) business days following the date the notice is deemed given pursuant to section 10.1. The notice shall set forth the basis for the party's determination as to the inability of the required event or events to occur prior to February 15, 2003 This section 7.1(b) is not intended to and shall not limit the right of the parties to extend the Closing Date by mutual written agreement. The date as of which the Closing occurs as provided in this Article VII shall be the Closing Date.

      7.2 Seller's Obligations at the Closing. At the closing, the Seller shall do the following:

            7.2.1 Transfer of Assets. The Seller shall convey, transfer, assign and deliver to the Buyer, by an instrument satisfactory in form and substance to the Buyer and its counsel, good and marketable title to the Assets.

            7.2.2 Certificates and Further Documents. The Seller shall deliver to the Buyer all of the documents and other instruments to be delivered to the Buyer pursuant to sections 6.1 and 6.2 hereof and not previously furnished to the Buyer and such other certificates and documents as may reasonably be requested by the Buyer with respect to the satisfaction of the conditions specified in sections 6.1 and 6.2 hereof.

            7.2.3 Premises, Books and Records. The Seller shall deliver physical possession of the Branch and, with regard to the Assets to be purchased and the Liabilities to be assumed by the Buyer pursuant to this Agreement only, all of the files, documents, papers, agreements, books of account and records in the possession of the Seller, including all records in storage.

            7.2.4 Payment of Deposit Transfer. Pursuant to section 3.1 hereof, and, in the event of an Independent Determination, section 3.2 hereof, the Seller shall pay to the Buyer in Cash to an account at the Buyer's main office, in the manner directed by the Buyer in a notice to the Seller on the day next preceding the Closing Date, the amount of the Deposit Transfer to be paid by the Seller to the Buyer hereunder.

      7.3 Buyer's Obligations at the Closing. At the Closing, the Buyer shall do the following:

            7.3.1 Assumption of Liabilities. The Buyer shall deliver to the Seller an undertaking in form and substance satisfactory to the Seller and its counsel whereby the Buyer assumes and agrees to perform and discharge: (i) all of the liabilities set forth in section 2.1 hereof and (ii) all of the obligations which are set forth in section 2.2 hereof and which arise after the Closing Date or are to be performed after the Closing Date, except those obligations set forth in sections 2.2 hereof, if any, which cannot be transferred without the consent of third parties and as to which the Seller shall have been unable to obtain such consent.

            7.3.2 Payment of Deposit Premium. Pursuant to section 3.1 hereof, and, in the event of an Independent Determination, section 3.2 hereof, at the Closing the Buyer shall pay to the Seller in Cash to an account at the Seller's main office, in the manner directed by the Seller in a notice to the Buyer on the day next preceding the Closing Date, the amount of the Deposit Premium to be paid by the Buyer to the Seller hereunder.

            7.3.3 Further Documents. The Buyer shall deliver the documents and other instruments to be delivered to the Seller pursuant to sections 6.1 and 6.3 hereof and not previously furnished to the Seller and such other certificates and documents as may reasonably be requested by the Seller with respect to the fulfillment of the conditions set forth in sections 6.1 and 6.3 hereof.

                                  ARTICLE VIII

                  Obligations of the Parties After the Closing

      8.1 Seller's Obligations. The Seller agrees that, after the Closing Date:

            8.1.1 Confidentiality. Neither party shall divulge or communicate, except as may be required by applicable law, use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the other acquired in connection with or in any manner relating to this Agreement and the transactions contemplated herein or any term or condition of this Agreement; provided however, that the foregoing shall not apply to any information which either party (hereinafter the first party) can demonstrate to the second party (i) is generally available to or known by the public other than as a result of disclosure by the first party or (ii) was obtained from a source other than the first party, provided that such source was not bound by a duty of confidentiality to the second party with respect to such information.

            8.1.2 Notification of Account Debtors and Creditors. Promptly after the Closing Date: (i) the Seller shall notify all persons obligated to make payments under loans carried on the books and records of the Branch as of the close of business on the Closing Date and not transferred to the Buyer under the terms hereof to make all future payments in respect of said obligations to a specified address other than that of the Branch and (ii) the Seller shall, if the Buyer so elects, notify all Persons obligated to make payments under loans carried on the books and records of the Branch which are acquired by the Buyer pursuant to this Agreement, to make payments thereof to the order of the Buyer.

            8.1.3 Right to Hire Employees of the Branch; Non-solicitation of Employees by Seller.

            (a) The Buyer shall offer to employ all persons who are employees of the Branch on the Closing Date, at compensation and with benefits substantially similar to employees of Buyer having similar positions, authority and experience, subject only to the right of any such employee to terminate his or her employment. The Buyer and Seller agree that such employees, if hired, shall be employees of Buyer effective as of the Closing Date. With respect to any employees of the Branch prior to the Closing Date that accept employment with the Buyer on and after the Closing Date, the Seller shall pay all compensation owed to such employees up to and including the day prior to the Closing Date. Nothing in this Agreement shall be construed to preclude the Seller from transferring employees now employed in the Branch (including employees on the list of employees provided by Buyer) to other branches of Seller or offering any employee(s) of Branch continued employment with Seller.

            (b) For a period of one (1) year following the Closing Date, Seller, will not seek to employ any persons who were employees of the Branch and who accept employment with Buyer on the Closing Date. Nothing herein shall prevent Seller from advertising generally any employment opportunities or from hiring any persons who were employees of the Branch and who accept employment with Buyer on the Closing Date who respond to such general advertising or who seek employment without inducement from Seller. The covenant set forth in this
Section 8.1.3(b) shall survive for a period of one (1) year following the Closing Date.

            8.1.4 Non-solicitation of Branch Customers by Seller

            For a period of one (1) year following the Closing Date, the Seller, including its directors, officers and employees, will not directly and knowingly solicit deposits, loans or other business from or to persons who were Branch customers and depositors on the Closing Date, except as may occur in connection with advertising or solicitations directed to the public generally. The covenant set forth in this Section 8.1.4 shall survive for a period of one (1) year following the Closing Date.

            8.2 Buyer's Obligations. The Buyer shall mail notification as and when may be required by, and pursuant to, the Federal Deposit Insurance Act to all persons holding Deposits assumed by the Buyer hereunder. In addition, the Buyer may, but shall not be obligated to, notify all persons holding safety deposit boxes to make all payments in respect of said safety deposit box rental agreements payable to the order of the Buyer at the Branch. The Seller hereby agrees to cooperate with and assist the Buyer in preparing name and address lists of the depositors, safety deposit box holders and borrowers referred to in this section 8.2 and, at the request of the Buyer, shall execute any such notices given to borrowers with respect to loans acquired by the Buyer hereunder.

      8.3 Obligations of Both Parties After the Closing.

            8.3.1 Transit Items. After the Closing, each party hereto shall use its commercially reasonable efforts to assist the other party in the adjustment and delivery of all overages and shortages of documentary and cash items in transit and items in collection as of the Closing Date, as the interest in such items of the respective parties hereto may appear.

            8.3.2 Further Documents. After the Closing: (i) each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds, documents and other instruments, and will take or cause to be taken all further or other action, as the other party or its counsel may reasonably deem necessary or desirable in order to vest in and confirm to the Buyer title to and possession of all of the Assets and to carry out the full intent and purpose of this Agreement and (ii) each of the parties will permit the other access to and the right to inspect and copy the books and records of such party as may be reasonably necessary or appropriate to enable such other party to prepare such further documents, instruments, reports or tax returns as such other party or its counsel determine to be necessary.

            8.3.3 Prorations; Sales and Use Taxes; Insurance.

      (a) Prorations. The Seller and the Buyer agree that all periodic expenses of operating the Branch prior to, on or after the Closing Date which are paid either by Seller before, or by Purchaser after, the Closing Date but which payments cover a period of time both before and after the Closing Date, including but not limited to, state and local personal property taxes, expenses for utilities, telephone, rent, and payments in respect of the contracts, commitments and agreements referred to in section 2.2 hereof, but excluding wages, salaries, accrued vacations and other employee expenses, shall, to the extent possible, be determined and prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary. To the extent that such expenses are not capable of being prorated as of the Closing Date, such expenses shall, to the extent possible, be prorated by the Buyer and the Seller within thirty (30) days after the Closing Date and: (i) all such expenses paid by the Seller on or prior to the Closing Date and attributable to the operation of the Branch after the Closing Date (including any payments by the Seller in respect of any of the contracts, commitments and agreements referred to in section 2.2 hereof) shall be paid within ten (10) days after notice from the Seller to the Buyer of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary and (ii) all such expenses unpaid at the Closing Date and attributable to the operation of the Branch on or prior to the Closing Date (including any payments by the Buyer in respect of any of the contracts, commitments and agreements referred to in section 2.2 hereof) shall be paid within ten (10) days after notice from the Buyer to the Seller of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary. The Buyer shall, after the Closing, hold the Seller harmless from any liability on account of and shall pay to the Seller, within ten (10) days after notice from the Seller to the Buyer of the amount thereof, any payments by the Seller on account of any amounts to be paid by the Buyer pursuant to clause (i) of the immediately preceding sentence, and the Seller shall, after the Closing, hold the Buyer harmless from any liability on account of and shall pay to the Buyer, within ten
(10) days after notice from the Buyer to the Seller of the amount thereof, any payment by the Buyer on account of any amounts to be paid by the Seller pursuant to clause (ii) of the immediately preceding sentence. The party making any such request for reimbursement pursuant to the provisions of this section 8.3.3 shall be assumed to have made such payment to the ultimate recipient of each such prorated payment.

      (b) Sales and Use Taxes. The Buyer and the Seller agree that all sales and use taxes, if any, payable in connection with this Agreement and the transactions hereby contemplated, shall be paid one-half (1/2) by the Buyer and one-half (1/2) by the Seller.

      (c) Insurance. The Buyer and Seller agree that no insurance policies are to be prorated, that the Buyer will procure or maintain its own insurance with respect to the Branch effective as of the Closing Date, and that the Seller shall have no responsibility to maintain insurance with respect to the Assets or the operations of the Branch after the Closing Date and shall be entitled to retain any refunds of premiums previously paid in respect of the cancellation of such insurance on and as of the Closing Date.

      (d) Lease and other Assumed Liabilities. Buyer agrees to timely perform all of its obligations under the Lease and all other Liabilities.

                                   ARTICLE IX
                                    Remedies

      9.1 Termination.

      (a) Notwithstanding any provision to the contrary herein, this Agreement may be terminated:

            (1) At any time at or prior to the Closing Date:

                  (i) by mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer;

                  (ii) by either the Seller or the Buyer if the Closing shall not have taken place prior to the date specified in
                        Section 7.1(a) or (b);

                  (iii) by the Seller if (A) any of the  conditions set forth in sections 6.1 or 6.3 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date; or (B) a Claim of the type referred to in section 6.1.4 hereof shall have been instituted; and

                  (iv) by the Buyer if: (A) any of the conditions set forth in sections 6.1 or 6.2 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date; (B) a Claim of the type referred to in section 6.1.4 hereof shall have been instituted; (C) subsequent to the date hereof and prior to the Closing Date any legislation, rule, regulation, proclamation, order or action by any Governmental Body has been enacted, adopted, promulgated, taken or otherwise become effective, which materially and adversely affects the business, operations, prospects or assets of the Branch; (D) a twenty-five percent (25%) reduction in the Deposits maintained at the Branch shall have occurred between the date of this Agreement and the Closing Date; or (E) the sum of all Core Deposits in the Branch has declined after the date of this Agreement to less than Eight Million Seven Hundred-Fifty Thousand Dollars ($8,750,000.00).

      (b) If any party hereto  desires to terminate  the  Agreement  pursuant to
Section 9.1(a) hereof, such power of termination may be exercised only by giving written notice, signed on behalf of such party by its Chairman of the Board of Directors or President, to the other party.

      (c) If any party hereto breaches or defaults on any representation, warranty, covenant or agreement made by it hereunder in any material respect, the nondefaulting party may, on or before the Closing Date, give notice of termination of this Agreement in the manner provided in section 10.1 hereof. Such notice shall specify with particularity the breach or defaults upon which such notice is based, and termination shall be effective thirty (30) days after the date of such notice unless the specified breach or default has been cured on or before such effective date.

      9.2 Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of its provisions, the
successful  or  prevailing  party  shall  be  entitled  to  recover   reasonable
attorneys' fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled; and, the Seller shall hold harmless and pay to the Buyer the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring on or before the Closing Date, and the Buyer shall hold harmless and pay to the Seller the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring after the Closing Date.

      9.3 Liquidated Damages. The parties have determined that, in the event the Agreement is terminated by the Buyer or the Seller for any reason other than reasons specified herein below, the terminating party would suffer damages which would be difficult or impossible to ascertain.

      For this reason, the parties have determined by mutual agreement that:

      (a) If the Seller terminates the Agreement for any reason other than (i) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate the Agreement; (ii) as a result of the Closing having not taken place prior to January 30, 2004a , (or such later date as permitted pursuant to Section 7.1(b) hereof); or (iii) as a result of the nonsatisfaction on or prior to the Closing Date of any of the conditions set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4 or, if the Buyer has failed to execute and deliver the an assumption of the Lease as duly executed and delivered to the Buyer by the lessor, Section 6.1.5 hereof, the Seller shall pay the Buyer on or before the date ninety (90) days after termination, as liquidated damages, $50,000.00 in cash; and

      (b) If the Buyer terminates the Agreement for any reason other than (w) pursuant to Section 9.1(a)(2) hereof; or (x) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate the Agreement; or (y) as a result of the Closing having not taken place prior to January 30, 2004; or (z) the nonsatisfaction on or prior to the Closing Date of any of the conditions set forth in Sections 6.1.1, 6.1.2, 6.1.3, or 6.1.4 or, if the Buyer has not been provided with an assumption of the Lease duly executed by the lessor, Section 6.1.5 hereof, the Buyer shall pay the Seller on or before the date ninety (90) days after termination, as liquidated damages, $50,000.00 in cash; and

      (c) Any such amount shall bear interest on the unpaid amount thereof from the date due at a rate equal to The Wall Street Journal prime rate, calculated on a daily basis, until paid in full.

      (d) The liquidated damages prescribed hereunder shall be each party's sole and exclusive remedy in the event the Closing shall not occur.

                                    ARTICLE X
                            Miscellaneous Provisions

      10.1 Notices. All notices, requests, demands, waivers or other communications hereunder must be in writing and shall be deemed given on the date delivered if delivered personally or two (2) days after posted if sent by registered or certified mail, return receipt requested, proper postage prepaid, to the parties at the following addresses or at such other addresses as may be specified by a like notice:

      If to the Seller:           Pan American Bank, FSB
                                  3990 Westerly Place, Suite 200
                                  Newport Beach, California 92679
                                  Attn.: Ray Thousand

      With a copy to:             Manatt, Phelps & Phillips, LLP
                                  11355 West Olympic Boulevard
                                  Los Angeles, California 90064
                                  Attn.: Andrew Erskine

      If to the Buyer:            Mission National Bank
                                  3060 16th Street
                                  San Francisco, CA 94110
                                  Attn.:  Owen J. Erickson

                                  With a copy to:
                                  Nixon Peabody LLP
                                  2 Embarcadero Center, Suite 2700
                                  San Francisco, California  94111
                                  Attn.: Brent Faye

      10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless in a writing executed by the party making the waiver.

      10.3 Third Party Rights. Nothing in the Agreement, whether expressed or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective legal representatives, successors and assigns; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third persons to any party to this Agreement; nor shall any provision hereof give any third person any right of subrogation or action over or against any party to this Agreement.

      10.4 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their legal representatives, successors and assigns; provided however, that no assignment of this Agreement or any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party and no assignment by any party hereunder shall relieve said party of any of its obligations or duties hereunder.

      10.5 Brokers. Each party shall bear the fees and expenses of any agent or broker engaged by such party relating to this Agreement and each party hereby agrees to indemnify the other party and hold it harmless from and against any claims for any commissions relating to this Agreement or to the transactions contemplated hereby resulting from the engagement of any agent or broker by such indemnifying party.

      10.6 Survival of Warranties and Obligations. Except as hereinafter set forth, all indemnifications, representations and warranties made herein by the parties to this Agreement, shall survive the Closing Date for a period of eighteen (18) months; provided, (i) that any action arising under any such indemnification, representation or warranty must be commenced within said eighteen (18) month period, and (ii) that all matters respecting determination of the Deposit Transfer and Deposit Premium and related calculations under
Article III shall survive for a period of three (3) months only following the Closing Date. Notwithstanding the foregoing, the obligation of Seller to timely perform its obligations under the Retained Liabilities and the obligation of Buyer to timely perform its obligations under the Liabilities (including without limitation the Lease) and any right of indemnification with respect thereto shall not terminate pursuant to this section.

      10.7 Severability. If any provision of this Agreement, as applied by any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of the other provisions of this Agreement.

      10.8 Expenses. Except as otherwise specifically provided herein, all expenses incurred by the Buyer in connection with this Agreement shall be paid and discharged by the Buyer and all expenses incurred by the Seller in connection with this Agreement shall be paid and discharged by the Seller and none of the Seller's expenses in connection herewith shall be charged to the Branch. For the avoidance of doubt, all filing fees related to the regulatory application with the OCC shall be considered Buyer's expenses.

      10.9 Counterparts.  The Agreement may be executed simultaneously or in one
(1) or more counterparts, each of which may be deemed an original, but all of which together shall constitute one (1) and the same instrument, it not being necessary in making proof of this Agreement to produce or account for more than one (1) counterpart executed by each party hereto.

      10.10 Headings and Construction. All section headings are included only for convenience and are not intended to be a full and accurate description of the contents of the sections hereof and in no way limit, define or describe the scope or intent of this Agreement or any provisions hereof.

      10.11 Governing Law. This Agreement, to the extent applicable, shall be construed in accordance with, and governed by, federal banking laws and the laws of the state of California.

      10.12 Indemnification Seller and Buyer each agree to indemnify and hold the other (references in this Section 10.12 to either party shall include its stockholders, officers and directors) harmless for a period of eighteen (18) months after the Closing Date as follows:

            (a) Buyer agrees to indemnify and hold Seller harmless from and against, and to reimburse Seller promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorney's fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which Seller may suffer as a result of any action or omission of Buyer on or following the Closing Date in connection with the Deposits or other liabilities assumed by Buyer hereunder or any other aspect of the business operations of the Branch.

            (b) Seller agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorneys' fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which Buyer may suffer a result of any action or omission of Seller prior to the Closing Date in connection with the Deposits or other liabilities assumed by Buyer hereunder or any other aspect of the business operations of the Branch or the lease covering the Branch as in effect prior to the Closing Date.

            (c) The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters. Each party shall select counsel and pay for the defense of the other party with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this Section 10.12. If such other party chooses to have counsel of its choosing in addition to that provided by the paying party, it may do so at its sole expense. Each party shall provide to the other written notice of any claim to which such other party's indemnity obligations hereunder do or may apply within thirty (30) business days after becoming aware of the existence of such claim, setting forth in such notice, in reasonable detail, the facts giving rise to such claim of indemnity. An indemnifying party shall not be liable under this section for any settlement entered into without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. An indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party.

      10.13 Damage or Destruction. Notwithstanding any other provision of this Agreement, in the event, prior to the Closing, Seller suffers a material loss due to earthquake, fire, flood, accident or other casualty which in the good faith and reasonable opinion of Buyer substantially and adversely affects the value of the Assets, Buyer shall have the right to terminate this Agreement by giving written notice to Seller. Should Buyer not terminate this Agreement, Buyer shall take the Assets and the Leased Premises as is, together with the insurance proceeds relating to the materially damaged Assets and/or the Leased Premises.

      10.14 No Consequential Damages. Neither party shall be liable to the other party for such other party's consequential or special damages, including without limitation lost profits. The foregoing shall not affect the obligation of a party under Section 10.12 to indemnify the other party for consequential damages of a third party for which such other party may be liable.

      10.15 Publicity. Except as required by law, prior to the Closing Date, neither Buyer nor Seller will issue any press release or make any public announcement relating to the transactions contemplated herein, without consulting with and obtaining the approval of the other party, which approval shall not be unreasonably withheld or delayed. Each party agrees to forward copies of all public statements, whether written or oral, to the other party for prior review. The reviewing party shall have one full business day to object to the statement or any part thereof. Failure to respond within such period will be deemed to be approval and acceptance of such statement.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE FOLLOWS.]

      IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed in counterparts by their respective presidents and secretaries and their respective corporate seals to be hereunto affixed as of the date first above written.

         BUYER:                         MISSION NATIONAL BANK
                                        A national banking association

                                        By: ______________________________

                                            President and
                                            Chief Executive Officer

                                        By: ______________________________
                                                                    ,
                                            Secretary

         SELLER                         PAN AMERICAN BANK, FSB
                                        A federal savings bank

                                        By: ______________________________

                                            Chief Financial Officer

                                   SCHEDULE I

                      DEPOSIT TRANSFER AND DEPOSIT PREMIUM

(A)   LIABILITIES

      (1)   Deposits                                                $

      (2)   Other Liabilities [Specified]                           $
            (a)                                                     $
            (b)                                                     $

            TOTAL LIABILITIES                                       $

(B)   LESS

      (l)   Cash on hand at Branch                                  $
      (2)   Deposit Premium
                  (see calculation below)                           $

            TOTAL DEDUCTIONS                                        $

(C) AMOUNT SELLER TO PAY BUYER: (A) less (B)                        $

                           DEPOSIT PREMIUM CALCULATION

(A)   $__________________

(B)   .0075 times the amount of Total Deposits

(C)   Deposit Premium equals A times B = $ __________